UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

CAMDEN PROPERTY TRUST
 (Exact name of registrant as specified in its charter)

Texas	1-12110	76-6088377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Greenway Plaza, Suite 1300, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 354-2500

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 28, 2008, Camden Property Trust (the “Company”) appointed Kelvin R. Westbrook to its Board of Trust Managers. Mr. Westbrook will serve on the Audit Committee of the Board of Trust Managers of the Company to fill the seat formerly occupied by William R. Cooper. A copy of the press release issued in connection with the appointment of Mr. Westbrook is attached hereto as Exhibit 99.1.

Mr. Westbrook has served as President and Chief Executive Officer of KRW Advisors, LLC, a privately-held company in the business of providing consulting and advisory services in the telecommunications, media and other industries, since September 2007. Mr. Westbrook served as Chairman and Chief Strategic Officer of Millennium Digital Media Systems, LLC (broadband communication services) from October 2006 to September 2007, and as its President and Chief Executive Officer from 1997 to October 2006. Mr. Westbrook serves as a director of Archer-Daniels Midland Company (food processing and manufacturing), Angelica Corporation (linen management services) and Stifel Financial Corp. (financial services).

In connection with his appointment to the Board of Trust Managers, Mr. Westbrook received an initial grant of shares with a fair market value on date of grant of $100,000. These shares vest in equal installments on each of the first five anniversaries of the date of grant. In connection with his service on the Board and Audit Committee, Mr. Westbrook will also receive annual cash compensation and share grants pursuant to the Company’s trust manager compensation policy.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit
Number	Title
99.1	Press release, dated July 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2008

CAMDEN PROPERTY TRUST

By: /s/ Michael P. Gallagher
Michael P. Gallagher
Vice President — Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Title
99.1	Press release, dated July 28, 2008